Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Feutune Light Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Common stock, par value $0.0001 per share	Rule 475(f)	60,000,000.00	$10.75	(3)	$645,000,000.00	0.0001476		$95,202.00	-	-	-	-
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$645,000,000.00
	Total Fees Previously Paid								$
	Total Fee Offsets									N/A
	Net Fee Due									95,202.00

(1)	The number of shares of the registrant being registered represents an aggregate of 60,000,000 shares of the common stock, par value $0.0001 per share, of the registrant to be issued by the registrant upon the consummation of the business combination described in the proxy statement/prospectus contained herein to the shareholders of Thunder Power Holdings Limited, a British Virgin Islands company.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices reported of the Class A common stock of the registrant on December 6, 2023 pursuant to rule 457(f)(1) of the Securities Act.